Exhibit 99.1

                      IMMUNOMEDICS ANNOUNCES FIRST QUARTER
                               FISCAL 2006 RESULTS

Morris Plains, NJ, November 7, 2005 - Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibody-based products, today reported revenues of $0.4 million and a net loss of $8.5 million, or $0.16 per share, for the first quarter of fiscal year 2006, which ended September 30, 2005. This compares to revenues of $1.1 million and a net loss of $4.2 million, or $0.08 per share, for the same period last year. Cash used to fund operations for the first three months was $8.9 million as compared to $5.0 million for the same period last year. The increased use of cash of $3.9 million is due primarily to the ALLEVIATE trials evaluating epratuzumab in patients with lupus, and lower sales revenue from diagnostic imaging products. At September 30, 2005, the Company had $20.7 million in cash and marketable securities, in addition to $3.5 million of restricted securities that collateralize the New Jersey Economic Development Authority financing completed in May 2003 for the construction of the Company's expanded manufacturing facilities.

"Currently, our highest priority is to successfully complete patient enrollment into our ALLEVIATE trials, to which we will continue to devote resources. While we are placing strong emphasis on a worldwide partnership for the development of epratuzumab in all indications, we have implemented a cost savings program to maintain a burn rate consistent with our available resources," commented Gerard
G. Gorman, the Company's Vice President, Finance, and Chief Financial Officer.

Salary compensation for the Chairman of the Board & Chief Strategic Officer and certain senior executives will voluntarily be deferred until the Company's financial condition improves as a result of our out-licensing efforts. Additionally, the Company has eliminated certain staff positions and reduced other positions to a part-time basis. The staff reduction program became effective November 1, 2005 and included employee severance costs of approximately $21,000.

The Company continues to transition away from the development of diagnostic imaging products toward the accelerated development of therapeutic product candidates. As a result, the Company will no longer commercialize CEA-Scan in the near future. LeukoScan will continue to be manufactured and sold by the Company in territories where regulatory approvals have been granted.

"We are proud to be in late-stage clinical testing with epratuzumab in patients with lupus. This market is not only significant in the number of patients but also has a high unmet medical need. Furthermore, the launch of our ALLEVIATE trials has elevated us from an early research and development company to a late-stage development company. Finally, we believe we have also successfully resolved the listing issue with the Nasdaq Stock Market," said Cynthia L. Sullivan, President and Chief Executive Officer of the Company.

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On September 2, 2005 the Nasdaq Listing and Qualifications Panel issued a written decision to grant the request by the Company for continued listing on the Nasdaq National Market. In accordance with Nasdaq's procedure, the Nasdaq Listing and Hearing Review Council had 45 calendar days to review the panel decision at their option. The 45-day period has expired without notification from the Nasdaq Stock Market. Consequently, we believe the Company's stock will remain listed on the Nasdaq National Market, subject to our continued compliance with the Nasdaq Stock Market's continued listing requirements.

Another development of note during the first quarter of fiscal year 2006 was that the Company and its subsidiary, IBC Pharmaceuticals, Inc., have been awarded two research grants by The National Institutes of Health for the development of an antibody-drug conjugate for the treatment of B-cell malignancies that express the CD74 antigen, and the development of an imaging method based on bispecific antibody pretargeting used in combination with Fluorine-18 labeled peptides.

ABOUT IMMUNOMEDICS

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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FOR MORE INFORMATION:

Dr. Chau Cheng
Associate Director, Investor Relations & Business Analysis
(973) 605-8200, extension 123
ccheng@immunomedics.com

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                                               SEPTEMBER 30,       June 30,
                                                   2005               2005
                                               -------------     -------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents...............  $  18,526,227     $  11,937,483
     Marketable securities...................      2,162,457         3,547,507
     Accounts receivable.....................        219,464           409,458
     Inventory...............................        760,590           493,603
     Other current assets....................      1,273,113           785,677
     Restricted securities...................      1,275,200        15,575,200
                                               -------------     -------------
                                                  24,217,051        32,748,928

Property and equipment, net..................      9,813,194        10,152,115

Restricted securities........................      2,231,600         2,550,400
Other long-term assets.......................      2,309,909         2,471,706

                                               -------------     -------------
                                               $  38,571,754     $  47,923,149
                                               =============     =============


LIABILITIES AND STOCKHOLDERS' DEFICIT
     Current liabilities.....................  $   8,364,868     $   9,422,923
     Long-term debt..........................     36,731,683        36,743,233
     Other Liabilities.......................              -         2,748,240
     Minority interest.......................        247,704           272,160
     Stockholders' deficit...................     (6,772,501)       (1,263,407)

                                               -------------     -------------
                                               $  38,571,754     $  47,923,149
                                               =============     =============

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended
                                                        September 30,
                                               -------------------------------
                                                   2005              2004
                                               -------------     -------------
REVENUES:
     Product sales ..........................        280,074         1,062,693
     License fee and other revenues..........         98,077            52,914
     Research & development..................         44,762                 -
                                               -------------     -------------

Revenues.....................................        422,913         1,115,607

Costs and Expenses...........................      7,898,863         6,429,803
                                               -------------     -------------
Operating Loss...............................     (7,475,950)       (5,314,196)

Interest and Other Income (Expense)..........     (1,067,378)        1,195,624
                                               -------------     -------------
Net Loss before Income Tax Expense ..........     (8,543,328)       (4,118,572)

Income Tax Expense ..........................              -          (130,088)
                                               -------------     -------------
Net Loss ....................................  $  (8,543,328)    $  (4,248,660)
                                               =============     =============
Net Loss per Common Share,
   Basic and Diluted.........................          (0.16)            (0.08)
                                               =============     =============
Weighted average number of common
   shares outstanding........................     54,073,059        52,528,850
                                               =============     =============